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EXHIBIT (a)(5)

EMAIL COMMUNICATION TO ELIGIBLE OPTION HOLDERS

To:	Saba All
Date:	June 3, 2002
Re:	IMPORTANT: Saba Stock Option Exchange Offer

        As indicated in Geno's email, Saba is launching an important stock option exchange program for certain eligible options granted under our stock incentive plans. Attached to this email message is important information about the stock option exchange offer. The attachments consist of the following documents:

  •
  Offer to Exchange dated June 3, 2002

  •
  Letter of Transmittal

  •
  Form of Notice of Withdrawal

        We urge you to read each of these documents carefully. In addition, you should reference your personal option statement, which includes information relating to your options, at www.benefitaccess.com. Instructions on how to access your personal option statement at www.benefitaccess.com can be found on the Saba iNet.

        If you would like a paper copy of any of these documents to be delivered to you, please contact Yvonne Selner at (650) 581-2593, email: yselner@saba.com.

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EXHIBIT (a)(5)